Exhibit 10.4

Description of Cash Bonus Plan

The Compensation, Talent and Culture Committee (“Committee”) of the Board of Directors has approved a cash bonus plan for certain employees, where, in its discretion, the Committee may award cash bonuses for the purposes of incentivizing and retaining participating employees. Such awards will be subject to such terms and conditions as the Committee determines, including but not limited to, vesting or performance conditions. Such awards in the aggregate shall not exceed $29 million, are payable over multiple years, and include clawback provisions if the employee resigns or retires prior to final payment.